Exhibit 99.3

TESALCA-99 S.A. and Subsidiaries

Consolidated Financial Statements for the

Nine Month period ended September 30, 2009

TESALCA-99 S.A. and Subsidiaries

Index

Nine-month period ended September 30, 2009 (Unaudited)

Page(s)

Consolidated Financial Statements

Consolidated Balance Sheets (Unaudited)	3

Consolidated Statements of Operations (Unaudited)	4

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss (Unaudited)	5

Consolidated Statements of Cash Flows (Unaudited)	6

Notes to Consolidated Financial Statements (Unaudited)	7–23

TESALCA-99 S.A. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	€696,931	€188,918
Accounts receivable, net	9,982,850	8,672,923
Inventories, net	4,879,565	3,522,855
Other current assets	319,798	53,692
Total current assets	15,879,144	12,438,388
Property, plant and equipment, net	45,824,691	50,078,315
Intangibles and loan acquisition costs, net	130,363	192,687
Other noncurrent assets	190,500	217,283
Total assets	€62,024,698	€62,926,673
Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	€5,670,637	€6,964,429
Accounts payable and accrued liabilities	11,505,023	5,618,814
Deferred income tax	250,928	42,881
Current portion of long-term debt	12,823,502	13,610,949
Total current liabilities	30,250,090	26,237,073
Long-term debt	6,384,337	6,369,643
Deferred income taxes	5,066,128	6,267,147
Total liabilities	41,700,555	38,873,863

Commitments and Contingencies (Note 9)

Shareholders’ equity
Common shares, €6.00 par value - 400,675 shares authorized, issued and outstanding	2,404,050	2,404,050
Retained earnings	18,636,927	21,748,142
Accumulated other comprehensive loss	(716,834)	(99,382)
Total shareholders’ equity	20,324,143	24,052,810
Total liabilities and shareholders’ equity	€62,024,698	€62,926,673

The accompanying notes are an integral part of these consolidated financial statements.

TESALCA-99 S.A. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Nine Months Ended	Nine Months Ended
(in Euros)	September 30, 2009	September 30, 2008

Net sales	€25,269,601	€27,432,365
Cost of goods sold	22,991,379	27,596,718

Gross profit (loss)	2,278,222	(164,353)
Selling, general and administrative expenses	6,017,745	5,234,449
Gain from sale of property, plant and equipment	319,700	—

Operating loss	(3,419,823)	(5,398,802)
Interest expense, net	888,601	1,055,315
Foreign currency and other gains, net	(80,712)	(110,070)

Loss before income taxes	(4,227,712)	(6,344,047)
Income tax benefit	(1,116,497)	(1,996,926)

Net loss	€(3,111,215)	€(4,347,121)

The accompanying notes are an integral part of these consolidated financial statements.

TESALCA-99 S.A. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss (Unaudited)

			Accumulated Other
	Common	Retained	Comprenhensive		Comprenhensive
(in Euros)	Shares	Earnings	Loss	Total	Loss

Balances at December 31, 2008	€2,404,050	€21,748,142	€(99,382)	€24,052,810

Net loss	—	(3,111,215)	—	(3,111,215)	€(3,111,215)
Currency translation adjustment	—	—	(4,415)	(4,415)	(4,415)
Adjustment to initially apply FASB Interpretation No. 48			(613,036)	(613,036)

Balances at September 30, 2009	€2,404,050	€18,636,927	€(716,834)	€20,324,143

					€(3,115,630)

The accompanying notes are an integral part of these consolidated financial statements.

TESALCA-99 S.A. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended	Nine Months Ended
(in Euros)	September 30, 2009	September 30, 2008

Operating activities
Net loss	€(3,111,215)	€(4,347,121)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain from sale of property, plant and equipment	(319,700)	—
Deferred income taxes	(1,244,387)	(1,996,926)
Depreciation and amortization	3,921,757	3,472,662
Changes in operating assets and liabilities:
Accounts receivable, net	(1,295,812)	3,096,102
Inventories, net	(1,356,710)	(252,803)
Other current assets	(239,323)	(153,930)
Accounts payable and accrued liabilities	5,411,761	4,437,164
Net cash provided by operating activities	1,766,371	4,255,148
Investing activities
Purchases of property, plant and equipment	(806,975)	(1,702,875)
Proceeds from sale of property, plant and equipment	1,500,000	—
Acquisition of intangibles	(7,400)	(21,900)
Net cash provided by (used in) investing activities	685,625	(1,724,775)
Financing activities
Proceeds from borrowings	—	5,407,667
Repayment of borrowings	(1,952,938)	(7,421,063)
Net cash used in financing activities	(1,952,938)	(2,013,396)
Effect of exchange rate changes on cash	8,955	(74,127)
Net decrease in cash and cash equivalents	508,013	442,850
Cash and cash equivalents at beginning of period	188,918	257,161
Cash and cash equivalents at end of period	€696,931	€700,011

Supplemental cash flow information
Cash payments for interest	581,708	766,065

The accompanying notes are an integral part of these consolidated financial statements.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

1.                           Background and Basis of Consolidation

Background

Tesalca 99, S.A. (the “Company” or “Tesalca”) is a private manufacturer and marketer of non-woven roll good products, incorporated in Barcelona, Spain. As of December 31, 2008 and 2007, Grupo Corinpa S.L. (a private Spanish company) (“Grupo Corinpa”) owned 99.99% of the Company’s shares. The remaining .01% is owned by Texnovo S.A. (a private Spanish company) (“Texnovo”) that is also principally owned by Grupo Corinpa. Further, the Company has a 0.01% ownership interest in Texnovo.

The Company’s main activity is the manufacturing and distribution of spunbonded non-wovens for the hygienic industry. Tesalca’s principal market is the European Union.

Basis of Consolidation

The accompanying unaudited interim consolidated financial statements include the accounts of Tesalca - 99, S.A. and all majority-owned subsidiaries after elimination of all significant intercompany accounts and transactions. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended on the same dates as the accompanying unauidted interim consolidated financial statements.

All amounts are presented in Euros, unless otherwise noted.

2.                           Summary of Significant Accounting Policies

Basis of Presentation and Liquidity

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As of September 30, 2009, the Company’s current liabilities exceeded its current assets in the amount of € 14 million.  This situation is primarily due to a decrease of net sales as a result of the economic downturn and the classification of a certain long-term debt as current, due to technical defaults associated with the credit agreements (as further described below and in Note 6. “Debt”).

As discussed in Note 10. “Subsequent Events”, on December 2, 2009, PGI Spain, a wholly owned subsidiary of Polymer Group, Inc. (“PGI”) completed the initial phase of the acquisition, from Grupo Corinpa of certain assets and operations of the nonwovens businesses of the Company. Further, on December 2, 2009, the Company signed a refinancing agreement whereby the Company’s outstanding debt obligations will be repaid through January 2017. Under the terms of the refinancing, the Company will repay the debt obligations with the proceeds obtained from the operating lease and certain capital contributions from its current shareholders. The Company’s projected cash flows will satisfy principal and interest payments as they become due.

Management believes that actions taken will enable the Company to improve its future profitability, and service its liabilities as they become due. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The accounting estimates that require management’s most significant judgments include the valuation of allowances for accounts receivable and inventory, the assessment of recoverability of long-lived assets, the recognition and measurement of current and deferred income tax amounts and tax contingency reserves. These estimates are reviewed periodically to determine if a change is required. Actual results could differ from those estimates.

An allowance for doubtful accounts is established by the Company based upon factors including the credit risk of specific customers, the age of the receivables, credit insurance policies, historical trends and other information. Management believes that the allowance is adequate to cover potential losses resulting from uncollectible accounts. Additionally, sales returns and allowances, a component of net sales, are recorded in the period in which the related sales are recorded. Management bases its estimate of the expense to be recorded each period on historical return and allowance levels.

The Company maintains reserves for inventories. Such reserves for inventories can be specific to certain inventory or based on age or judgments about the overall condition of the inventory. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales price, less selling costs. Estimating sales prices, establishing write-down percentages and evaluating the condition of the inventories require judgments and estimates which impact inventory valuation and gross profits.

Revenue Recognition

Revenue from product sales is recognized when title and risks of ownership pass to the customer, which is on the date of shipment to the customer, or upon delivery to a place named by the customer, dependent upon contract terms and when collectability is reasonably assured and pricing is fixed or determinable. Revenue includes amounts billed to customers for shipping and handling. Provision for rebates, promotions, product returns and discounts to customers is recorded as a reduction in determining revenue in the same period that the revenue is recognized.

Cash Equivalents

Cash equivalents are defined as short-term investments having an original maturity of three months or less.

Accounts Receivable, Factoring and Concentration of Credit Risks

Factoring with recourse

As of September 30, 2009, the Company had two accounts receivable factoring arrangements with Caja de Ahorros del Monte y Piedad de Madrid (“Caja Madrid”) and Banco Sabadell that provide for the accelerated receipt of cash on available trade accounts receivable. Under the factoring agreements, the Company transfers on a revolving and recourse basis, certain of its trade accounts receivable (the “Pooled Receivables”) to the financial institutions. These transactions are accounted for as financing because the Company has not relinquished control of the Pooled Receivables and maintains continuing involvement with the transferred assets. Accordingly, the Pooled Receivables transferred under these facilities are included in accounts receivable in the

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

accompanying consolidated balance sheet. The cash received is classified within short-term borrowings in the accompanying consolidated balance sheet.

Factoring without recourse

On November 28, 2008 the Company entered into a factoring agreement with Coface Factoring España S.L. (“COFACE”), to sell, without recourse or discount, certain company-based receivables to an unrelated third-party financial institution. Under the current terms of the factoring agreement, the maximum balance of cash advanced from COFACE at any one time is €3.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentration of receivables and the historical performance of the receivables sold. COFACE will pay 90% of the accounts receivable bought from the Company as a cash advance, being the remaining 10% a guarantee reserve. The agreement also requires the Company to comply with specified financial coverage ratios.

Pursuant to the terms of the agreement, the Company was required to comply with a debt coverage ratio covenant, otherwise COFACE has the right to immediately claim the reimbursement of the cash paid to the Company and once collected COFACE will be able to return to the Company the acquired accounts receivable.  As of September 30, 2009 the Company was out of compliance with the required debt coverage ratio covenant.  COFACE continued to allow the Company to access the factoring lines; however, the amounts as of September 30, 2009 were treated as factoring with recourse. Accordingly, the associated accounts receivables were reflected on the balance sheet and the cash received from COFACE, of approximately € 2.1 million, has been classified in Short-term borrowings in the Company’s Consolidated Balance Sheets.

Approximately €3.7 million of receivables were sold under the terms of the factoring agreements during the nine-month period ended September 30, 2009. The sale of these receivables accelerated the collection of the Company’s cash and lowered the Company’s net borrowing costs. Such sales of accounts receivable would have been reflected as a reduction of “Accounts receivable, net” in the Company’s Consolidated Balance Sheets had the Company been in compliance with the factoring agreement. However, as a result of the not meeting the debt coverage ratio covenant, and in accordance with the applicable criteria noted in ASC 860, “Transfers and Servicing” (“ASC 860”), the Company maintains effective control over the transferred assets and the accounts receivable initially sold have been recognized in the balance sheet.

Concentration of credit risk

Accounts receivable potentially expose the Company to a concentration of credit risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on its customers’ financial condition, as deemed necessary, but generally does not require collateral to support such receivables. Customer balances are considered past due based on contractual terms and the Company does not accrue interest on the past due balances. The provision for losses on uncollectible accounts is determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s outstanding customer receivables and the associated risk of nonpayment. The allowance for doubtful accounts was €120 thousand and €0 at September 30, 2009 and December 31, 2008 respectively, which management believes is adequate. Three of the Company’s customers accounted for 10% of the Company’s sales for the nine month ended September 30, 2009 and 2008. Two customers had outstanding accounts receivable that represented more than 10% of the total accounts receivable balances as of September 30, 2009 and December 31, 2008.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the FIFO method of accounting.  Costs include direct material, direct labor and applicable manufacturing overhead.

Long-Lived Assets

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for building and improvements range from 6 to 33 years, and the estimated useful lives established for machinery, equipment and other fixed assets range from 4 to 15 years. Costs of repairs and maintenance are charged to expense as incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For assets held and used, an impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of the loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset, primarily measured by future discounted cash flows and other indicators of fair value. The analysis, when conducted, requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. In addition, future events impacting the amount, and/or timing, of cash flows for existing assets could render a write-down necessary that previously required no write-down. No impairment has been recorded as of September, 30 2009 nor as of September 30, 2008.

Derivatives

The Company records all derivative instruments as either assets or liabilities on the balance sheet at their fair value in accordance with ASC 815, “Derivatives and Hedging ” (“ASC 815”). Changes in the fair value of a derivative are recorded each period in current earnings. In determining the fair value of its financial instruments, the Company has used “Level 2” observable information.  Level 2 observable inputs comprise: quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

The Company, entered into two interest collar contracts with high-quality counterparties as a result of the conditions imposed by the Syndicated credit loan. None of these derivative financial instruments have been designated as hedging. Changes in the fair value amounted to €77 thousand and €(52) thousand for the nine-month period ended September 30, 2009 and 2008, respectively, and were included in Foreign currency and other gains, net in the Company’s Consolidated Statements of Operations.

	As of September 30, 2009		As of December 31, 2008

	Notional	Fair Value	Notional	Fair Value

Interest rate collars- undesignated	€7,930,575	€(116,817)	€9,708,967	€(39,717)
Net Value	€7,930,575	€(116,817)	€9,708,967	€(39,717)

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Leases

Leases that meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the inception of the respective leases. Such assets are amortized on a straight-line basis over the shorter of the related lease terms or the estimated useful lives of the related assets. Amounts representing interest expense relating to the lease obligations are recorded to effect constant rates of interest over the terms of the leases. Leases that do not qualify as capital leases are classified as operating leases.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Valuation allowances are reviewed each period to analyze whether a change in circumstances has occurred to provide enough evidence to support a change in the judgment about the realization of the related deferred tax asset in future years.

The company adopted new accounting guidance for uncertainty in income taxes, effective December 31, 2008, the first day of fiscal 2009. Under this guidance, the financial statement effects of a tax position should initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely than-not recognition threshold should initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority.

As a result of the implementation of Accounting for Uncertainty in Income Taxes, the Company increased the liability for unrecognized tax benefits by €616 thousand and reduced retained earnings by €616 thousand for the cumulative effect of applying the standard.

The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.

Research and Development Costs

The cost of research and development is charged to expense as incurred and is included in Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. The Company incurred approximately €0 thousand and €0.3 thousand of research and development expense during the during the nine-month period ended September 30, 2009 and 2008.

Shipping Costs

Shipping costs include costs to physically move goods from the Company’s sites to the customers’ premises. The cost of shipping is charged to expense as incurred and is included in Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. The Company incurred €1,391 thousand and €1,146 thousand of shipping costs during the nine-month periods ended September 30, 2009 and 2008, respectively.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Foreign Currency Translation

The Company accounts for, and reports, translation of foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”). All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the Euro are translated at period-end exchange rates, while income, expenses and cash flows are translated at average exchange rates during the period. Translation gains and losses are not included in determining net income, but are presented as a separate component of accumulated other comprehensive income (loss). In addition, foreign currency transaction gains and losses are included in the determination of net income (loss).

Recently Issued Accounting Standards

In June 2009, the FASB issued authoritative guidance which established the ASC as the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Under the new guidance, as prescribed by ASC 105, “Generally Accepted Accounting Principles”, accounting literature references in consolidated financial statements issued beginning in the third quarter of fiscal 2009 will primarily reference sections of the Codification instead of a specific original accounting pronouncement. The Company adopted the authoritative guidance in the third quarter of 2009.

In September 2006, the FASB issued new guidance, as prescribed by ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which clarifies the definition of fair value whenever another standard requires or permits assets or liabilities to be measured at fair value. Specifically, the standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. ASC 820 does not expand the use of fair value to any new circumstances, and must be applied on a prospective basis except in certain cases. The standard also requires expanded financial statement disclosures about fair value measurements, including disclosure of the methods used and the effect on earnings.

ASC 820-10-55, was adopted by the Company as of January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of items within the scope of ASC 820-10-55 are long-lived assets, such as property, plant and equipment and intangible assets measured at fair value for an impairment assessment under ASC 360.

The partial adoption of ASC 820 on January 1, 2008 with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis did not have a material impact on the Company’s Consolidated Financial Statements.

ASC 820-10-65 provides additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased. The ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly, and emphasizes that, regardless of whether the volume and level of activity for an asset or liability have decreased significantly and regardless of which valuation technique was used, the objective of a fair value measurement under ASC 820, remains the same—to estimate the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The ASC also requires expanded disclosures. ASC 820-10-65 was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

In April 2009, guidance as prescribed by ASC 825, “Financial Instruments” (“ASC 825”) was issued and requires, on an interim basis, disclosures about the fair value of financial instruments for public entities and is optional for private Companies. The Company has not opted to adopt ASC 825.

In March 2008, the FASB revised its guidance to expand the required disclosure framework for derivative instruments and hedging activities. The revised guidance, as prescribed by ASC 815, requires companies with derivative instruments to disclose information about how and why the Company uses derivative instruments; how the Company accounts for the derivative instruments and related hedged items; and how derivative instruments and related hedged items affect the unaudited interim Consolidated Financial Statements. The expanded disclosure guidance also requires the Company to provide information about its strategies and objectives for using derivative instruments; disclose credit-risk-related contingent features in derivative agreements and information about counterparty credit risk; and present fair value of derivative instruments and related gains and losses in a tabular format. The Company adopted the revised guidance as of January 1, 2009.

In May 2009, the FASB issued authoritative guidance, as prescribed by ASC 855, “Subsequent Events”, which established standards of accounting for events that occur after the balance sheet date and disclosures of events that occur after the balance sheet date but before the financial statements are issued. The new guidance introduces new terminology, defines a date through which management must evaluate subsequent events, and lists circumstances under which the Company must recognize and disclose subsequent events or transactions occurring after the balance sheet date. This guidance was effective for interim or annual financial periods ending after June 15, 2009 and was applied by the Company as of July 1, 2009. The Company evaluated subsequent events through February 17, 2010, the date on which these statements were filed with Polymer Group, Inc.’s Current Report on Form 8-K/A with the Securities and Exchange Commission.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Measuring Liabilities at Fair Value”, to amend ASC 820 to clarify how entities should estimate the fair value of liabilities. ASC 820, as amended, includes clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance in ASC 820 on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009, with earlier application permitted. The Company does not believe that the adoption of the amended guidance in ASC 820 will have a significant effect on its consolidated financial statements.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

3.                           Inventories, net

Inventories consist of the following:

	September 30,	December 31
	2009	2008

Finished goods	€3,287,158	€2,154,578
Raw materials and parts	1,592,407	1,368,277
	€4,879,565	€3,522,855

Inventories are net of reserves, primarily for obsolete and slow-moving inventories, of approximately € 246 thousand and € 235 thousand at September 30, 2009 and December 31, 2008, respectively. Management believes that the reserves are adequate to provide for losses in the normal course of business.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

4.                           Short-term Borrowings

The Company has entered into revolving credit line and recourse factoring arrangements for working capital requirements. Short-term borrowings consists of the following:

	September 30, 2009
	Balance	Limit	Date Entered Into	Maturity	Interest
Revolving credit line
Sabadell	€1,196,243	€1,000,000	Sep-20-2008	Mar-20-2009	Euribor + 0.6
Santander	150,775	1,000,000	Mar-16-2008	Mar-6-2009	Euribor + 0.6
Bankinter	991,339	1,000,000	Sep-22-2008	Sep-21-2009	Euribor + 0.6
Caja de Ahorros y Monte de Piedad de Madrid	697,343	700,000	Nov-7-2008	Nov-7-2009	Euribor + 0.75
Recourse factoring agreements
Sabadell	498,124	660,000	Sep-20-2008	Mar-20-2009	Euribor + 1.2
Caja de Ahorros y Monte de Piedad de Madrid	—	500,000	Nov-7-2008	Nov-7-2009	Euribor + 0.75
COFACE	2,136,813	3,000,000	Nov-20-2008	Dec-31-2008	Euribor + 1.5
	€5,670,637

	December 31, 2008
	Balance	Limit	Date Entered Into	Maturity	Interest
Revolving credit line
Sabadell	€919,985	€1,000,000	Sep-20-2008	Mar-20-2009	Euribor + 0.6
Santander	915,923	1,000,000	Mar-16-2008	Mar-6-2009	Euribor + 0.6
Bankinter	919,229	1,000,000	Sep-22-2008	Sep-21-2009	Euribor + 0.6
Caja de Ahorros y Monte de Piedad de Madrid	630,459	700,000	Nov-7-2008	Nov-7-2009	Euribor + 0.75
Recourse factoring agreements
Sabadell	153,853	660,000	Sep-20-2008	Mar-20-2009	Euribor + 1.2
Caja de Ahorros y Monte de Piedad de Madrid	499,614	500,000	Nov-7-2008	Nov-7-2009	Euribor + 0.75
COFACE	2,925,366	3,000,000	Nov-20-2008	Dec-31-2008	Euribor + 1.5
	€6,964,429

The three month Euribor rate was 0.753% and 2.892% as of September 30, 2009 and December 31, 2008, respectively. There are no covenants, guarantees, collateral or other restrictive conditions attributable to the short-term borrowings.

Short term borrowings due as of September 30, 2009 were refinanced as described further in Note 11. “Subsequent Events”.

5.                           Debt

Long-term debt consists of the following:

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

	September 30, 2009
	Total Long- Term Debt	Current Portion of Long-Term Debt	Long-Term Debt less Current Portion

Syndicated loan	€8,422,000	€8,422,000	€—
Government loans
Science and Technology Ministry	1,473,702	196,726	1,276,976
Technological Industrial Development Center	2,241,993	2,241,993	—
Credit agreements
Banesto	584,764	61,878	522,886
Sabadell	1,200,000	1,200,000	—
Financing obligation	4,882,993	583,891	4,299,102
Lease obligations	402,387	117,014	285,373
Total long-term debt	€19,207,839	€12,823,502	€6,384,337

	December 31, 2008
	Total Long- Term Debt	Current Portion of Long-Term Debt	Long-Term Debt less Current Portion

Syndicated loan	€8,422,000	€8,422,000	€—
Government loans
Science and Technology Ministry	1,473,702	196,726	1,276,976
Technological Industrial Development Center	1,314,631	1,314,631	—
Credit agreements
Banesto	769,106	246,220	522,886
Sabadell	1,200,000	1,200,000	—
Santander	855,429	855,429	—
Financing obligation	5,269,710	957,927	4,311,783
Lease obligations	562,407	304,409	257,998
Total long-term debt	€19,866,985	€13,497,342	€6,369,643

Unless otherwise noted (below), the Company was in compliance with all financial and non-financial covenants. The three month Euribor rate was 2.892% and 4.684% as of December 31, 2008 and 2007, respectively.

The three month Euribor rate was 0.753% and 2.892% as of September 30, 2009 and December 31, 2008, respectively.

Syndicated Loan

On December 17, 2004, the Company signed a Syndicated Loan (“The Syndicated Loan”) with Banco de Sabadell, S.A. as lead arranger amounting to € 19,700,000. The Syndicated Loan consisted of two term facilities:

•                  Term A facility amounting to € 14,500,000 exclusively for the Company’s partial financing of the acquisition of certain capital expenditures.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

•                  Term B facility amounting to € 5,200,000 exclusively for the Company’s early repayment of the outstanding amounts due related to (i) the syndicated loan granted to Tesalca on December 22, 1999 for a principal amount of € 2,404,048 and (ii) the syndicated loan granted to Tesalca on December 19, 2001 for a principal amount of € 7,212,000.

The term of this credit agreement is six years and the interest rate is EURIBOR + 0.8%, on a quarterly basis. Principal amount is due in semi-annual payments of € 2,105,500. As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 8,422,000.

The Syndicated Loan limits the Company’s ability, among other things, to: incur additional indebtedness; sell, transfer, mortgage or pledge any asset; engage in consolidations, mergers or sales of substantially all of the Company’s assets; guarantee indebtedness; make distributions in respect of the Company’s common shares; change the percentage of ownership from the Company’s current shareholders; use the borrowings received under this loan; and incur liens, without the authorization of the lenders.

According to the terms of the Syndicated Loan proceeds from asset sales should be used to repay any outstanding debt, otherwise the debt could be called by the lenders. During 2007, the Company received proceeds from an equipment manufacturer as an indemnification for under performance on the purchased machinery with the funds borrowed under the Syndicated Loan. The Company used the proceeds corresponding to the indemnification to attend its working capital requirements and did not receive a waiver in writing from the Lenders to use the proceeds of the sale of equipment for operating purposes. As a result, amounts outstanding as of September 30, 2009 and December 31, 2008 on the Syndicated Loan have been classified as Current portion of long-term debt in the Company’s Consolidated Balance Sheets.

Government loans

The Company received interest-free loans from two Spanish Government Institutions for research and development purposes and to finance capital expenditures. The terms of the loans ranged from 8 to 12 years. These loans also provided for a two-year grace period before repayment of principal was required. . As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 3,715,695 and € 2,788,333, respectively.

The terms of the Loan with the Technological Industrial Development Center limits the Company’s ability to pay dividends, incur liens and mortgage or pledge any asset without their authorization, otherwise the loan could be called. Because the Company paid dividends in 2007, outstanding debt balances as of September 30, 2009 and December 31, 2008 have been classified as Current portion of long-term debt in the Company’s Consolidated Balance Sheets.

The Company continues to fully service the principal repayments as these amounts become due. In addition, on July 1, 2009 the Technological Industrial Development Center has granted the Company € 1.1 million of additional borrowings as they continue to invest in research and development and qualify to receive funds under their programs.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Credit Agreements

Banesto

On December 2007, the Company signed a Credit Agreement with Banco Español de Crédito S.A. The total amount borrowed was € 1million. The term of this credit agreement was five years and the interest rate is EURIBOR + 0.75%, on a quarterly basis. As of September 30, 2009 and December 31, 2008, the amount outstanding under this facility was € 584,764 and € 769,106, respectively.

Sabadell

On July 26, 2006, the Company signed a Credit Agreement with Banco Sabadell (“Sabadell”). The term of the credit is only year renewable annually. The total amount available borrowed was € 1.2 million as of September 31, 2009 and December 31, 2008. This Credit agreement is subsidized by the Consorci de Promoció Comercial de Catalunya (“COPCA”), due to its purposes of stimulating the competitiveness in companies that want to increase their international presence. The term of this credit agreement is one year, renewable annually, and the interest rate is EURIBOR plus a spread on a quarterly basis. The subsidy consists on the payment of the interest expense spread by the COPCA.

Santander

On March 26, 2008, the Company signed a Credit Agreement with Santander Central Hispano (“Santander”). The total amount borrowed was € 0.9 million.  The term of this credit agreement is one year and the interest rate is EURIBOR + 0.5%, on a quarterly basis. As of December 31, 2008, the amount outstanding under this facility was € 855,429.

This loan was borrowed as an advanced payment for the loan granted on July 1, 2009 by the Technological Industrial Development Center amounting to € 1.1 million described above.

Financing Obligation

During 1999, 2001 and 2004, the Company entered into various sale-leaseback transactions involving their facility in Tarragona, Spain. The Company continues to occupy the facility through a leasing arrangement until 2015 with the third-party purchaser, which requires lease payments reviewed semi-annually at an interest of Euribor + 0.8%. The Company received cash proceeds of approximately € 9.8 million and retained a purchase option right. As of September 30, 2009 and December 31, 2008, the amounts outstanding under this facility were € 4,882,993 and € 5,269,710, respectively.

Due to the Company’s continuing involvement in the property, the Company was precluded from recording the transaction as a sale. The transaction was recorded under the financing method in accordance with ASC 840 “Leases” (“ASC 840”) and ASC 360-20 “Property, Plant and equipment - Real Estate Sales” (“ASC 360-20”).  Accordingly, the value of the buildings, equipment and land will remain on the Company’s books and the buildings and equipment will continue to be depreciated over their remaining useful lives. The proceeds received have been recorded as a financing obligation. A portion of the lease payments are recorded as a decrease to the financing obligation and the other portion is recognized as interest expense.

The sale-leaseback agreement limits the Company’s ability, among other things, to: incur additional indebtedness; sell, transfer, mortgage or pledge any asset; engage in consolidations, mergers or sales of substantially all of their assets; guarantee indebtedness; make distributions in respect of their common stock; change the percentage of ownership from their current shareholders; incur liens, without the authorization of the third-party purchaser..

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Lease Obligations

The company leases certain equipment and vehicles under finance leases. These leases have terms that range from 4 to 6 years. None of the leases include a bargain purchase option. As of September 30, 2009 and December 31, 2008, the amounts outstanding under these obligations were € 402,387 and € 562,407, respectively.

6.                            Foreign Currency and Other Gains, net

The disclosure of foreign currency and other gains is as follows:

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008

Foreign currency income	€2,936	€538
Change in fair value of derivative instruments	(83,648)	109,532
	€(80,712)	€110,070

7.                            Income Taxes

The components of income tax expense (benefit) are as follows:

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Current income tax expense	€—	€—
Deferred income tax benefit	(1,116,497)	(1,996,926)
	€(1,116,497)	€(1,996,926)

Management judgment is required in determining tax provisions and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities. These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations. The Company’s tax provision includes the impact of recording reserves and any changes thereto. As of September 30, 2009, the Company has a number of open tax years that range from 2003 to 2008. Although the results of current tax audits and reviews related to open tax years have not been finalized, management believes that the ultimate outcomes will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Income taxes computed at the Company’s statutory rate differed from the provision for income taxes as follows:

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Computed income tax benefit at statutory rate	€(1,268,314)	€(1,903,214)
Tax credits recognized in the period (used and unused)	—	(94,039)
Change in deferred taxes as a result of changes in tax rates	—	(3,399)
Tax effect on increase in tax liability	127,890	(368)
Non deductible (income) expense	15,262	2,842
Unrecognized tax credit for net operating losses	—	1,252
Other	8,665	—
Income tax benefit	€(1,116,497)	€(1,996,926)

At September 30, 2009, the Company had € 8,425 thousand net operating loss carryforwards for income tax purposes that will expire in 2023 and 2024.

At September 30, 2009, the Company had € 410 thousand of credits for income tax purposes that will expire from 2017 to 2023.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and other tax credit carryforwards. Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2009	2008
Deferred tax assets:
Tax credits	€393,421	€409,974
Intangibles	51,569	82,309
Net operating loss and capital loss carryforwards	2,292,580	1,571,750
Other	—	34,082
Total deferred tax assets	2,737,570	2,098,115
Valuation allowance	—	—
Net deferred tax assets	2,737,570	2,098,115
Deferred tax liabilities:
Property, plant and equipment and intangibles, net	(7,783,359)	(8,298,995)
Inventory capitalization	(250,928)	(76,964)
Loan acquisition costs	(20,339)	(32,185)
Account Receivable allowances	—	—
Total deferred tax liabilities	(8,054,626)	(8,408,144)
Net deferred tax liabilities	€(5,317,056)	€(6,310,029)

A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. In assessing the realizability of the deferred tax assets, management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and tax credits as well as tax planning strategies available to the Company. After consideration of all the evidence, both positive and

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

negative, the Company has determined that no valuation allowance is needed as of September 30, 2009 or December 31, 2008.

The Company adopted new accounting guidance related to the accounting for income tax uncertainties on the first day of fiscal 2009. The total amount of unrecognized tax benefits as of September 30, 2009 and December 31, 2008 were €537 thousand and €677 thousand respectively. These amounts include accrued interest and penalties of €232 thousand and €273 thousand at September 30, 2009 and December 31, 2008, respectively. The adoption of this new accounting guidance created a charge to net equity other comprehensive income of €544 thousand

There is no information to indicate a material change in the unrecognized tax benefit liability in the next twelve months.

8.                            Related Party Transactions

As indicated earlier, as of September 30, 2009 and December 31, 2008 Grupo Corinpa owned 99.99% of the Company’s shares.

Below is a summary of transactions that the Company had with related party legal entities.

Sales of goods and services

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Sale of services
Icasa	€47,654	€6,298
Texnovo	42,027	66,332
Trace Tecnologías	6,544	9,904
	€96,225	€82,534

Sale of goods
Texnovo	€308,302	€1,436,493
	€308,302	€1,436,493

Sale of Property, plant and equipment
Texnovo	€1,500,000	€—
	€1,500,000	€—

Purchases of goods and services

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Purchase of goods
Trace tecnologías	661,733	384,588
Texnovo	€6,075	€—
	€667,808	€384,588

Purchase of services
Grupo Corinpa	€558,750	€300,000
Texnovo	4,738	4,821
	€563,488	€304,821

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

Sales and of goods relate mainly to raw materials and finished goods. Sales and purchases of services relate to services rendered and received relating to commissions and technical advice.

Outstanding balances as of year end are included in Accounts receivable, net and in Accounts payable and accrued liabilities in the Company’s Consolidated Balance Sheets, and are as follows:

	September 30,	December 31,
	2009	2008
Amounts due from related parties
Trace Tecnologías	€10,117	€11,525
Icasa	€2,084
Texnovo	997,901	380,502
	€1,010,102	€392,027

Amounts due to related parties
Trace Tecnologías	€10,694	€3,648
Texnovo	765,829	454,968
	€776,523	€458,616

Loan to Texnovo S.A,

The loan to Texnovo represents an interest-free long term receivable due from Texnovo amounting € 172 thousand as of September 30, 2009 and December 31, 2008. The outstanding balance is included in Other noncurrent assets in the Company’s Consolidated Balance Sheets.

Investments on related parties

The Company has an investment in Texnovo amounting to €30 and an investment in Trace Tecnologías amounting to €500 included in Other noncurrent assets in the Company’s Consolidated Balance Sheets.

9.                            Commitments and Contingencies

Purchase commitments

On November 15, 2007, the Company entered into a Collaboration agreement (the “Collaboration Agreement”) with Texol S.r.l (“Texol”). Under this Collaboration Agreement the Company acquired certain machinery and undertook the commitment to purchase certain amounts of non-woven laminate and perforated 3D, and Texol gave the Company a discount of €371 thousand. Should the Company not comply with this undertaking, it would have to repay the discount to Texol and the agreement would be automatically terminated. The Company considers that Texol did not comply with its obligations relating the vendor’s specifications of the machinery acquired and thus both would be equally responsible for the termination of the contract. The Company estimates that no additional amount will be paid to the vendor for the machinery acquired.

TESALCA-99 S.A. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Nine Months Ended September 30, 2009

10.                     Subsequent Events

On December 2, 2009, PGI completed the initial phase of the previously announced acquisition, from Grupo Corinpa of certain assets and the operations of the nonwovens businesses of Tesalca and Texnovo, which are headquartered in Barcelona, Spain. The acquisition was completed by PGI Spain.

The acquired assets include the net operating working capital, as of November 30, 2009 (defined as current assets less current liabilities excluding financial liabilities associated with the operations), the customer lists and the current book of business. Consideration for the acquired assets consisted of approximately 1.049 million shares of PGI’s common stock, which represented approximately 5.0% of the outstanding share capital of PGI on December 2, 2009, after the effect of the issued shares.

Concurrent with this transaction, PGI Spain entered into a building and equipment lease agreement that provides PGI Spain the full and exclusive use of the land, building and equipment of Tesalca and Texnovo for a seven year period beginning December 2, 2009 through December 31, 2016.  The total rent to be paid by PGI Spain for the term of the lease is approximately € 29 million. Pursuant to the terms of the acquisition, the Company is required to use the proceeds from the operating lease to repay its debt obligations and to pay allowed operating expenses.

On December 2, 2009, the Company signed a refinancing agreement whereby the outstanding debt obligation will be repaid through January 2017. Under the terms of the refinancing the Company will repay a significant portion of the debt obligation with the proceeds obtained from the operating lease described above and certain capital contributions from Grupo Corinpa.